SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 24, 2003

(Date of earliest event reported)

PLIANT CORPORATION

(Exact name of registrant as specified in its charter)

Utah	333-40067	87-0496065
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 Woodfield Road, Suite 700

Schaumburg, IL 60173

(847) 969-3300

(Address of principal executive offices and telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE

Effective March 24, 2003, we entered into an amendment (the “Amendment”) to our credit facilities, which, among other things, adjusted the leverage and interest coverage ratios applicable to the financial covenants of our credit facilities for 2003 and 2004. As a condition to the effectiveness of the Amendment, we agreed to issue 10,000 shares of our Series A preferred stock and warrants to purchase 43,962 shares of our common stock to J.P. Morgan Partners (BHCA), L.P. (“J.P. Morgan Partners”) and J.P. Morgan Partners agreed to purchase such shares and warrants for $10 million. We completed this sale on March 25, 2003. All of the proceeds of this sale were used to reduce our term debt.

In addition to the $10 million of Series A Preferred Stock and warrants already sold, the Amendment allows us to issue $40 million of additional equity securities between March 25, 2003 and March 31, 2005 in order to obtain cash to reduce the revolving borrowings and/or term borrowings under our credit facilities. J.P. Morgan Partners is required to purchase up to $25 million of such additional equity securities to the extent necessary to enable us to meet our leverage ratio or the target senior debt leverage ratio specified in the Amendment at the end of any calendar quarter or fiscal year ending on or before December 31, 2004. Our obligations to issue, and J.P. Morgan Partners’ obligation to purchase, such equity securities are set forth in a Securities Purchase Agreement dated as of March 25, 2003. Generally, if we are required to issue any portion of such $25 million of equity securities under the Amendment with respect to any fiscal quarter in 2003, we must use 50% of the net proceeds from the issuance of any such equity securities to reduce our revolving borrowings and 50% to reduce our term borrowings. If we are required to issue any such equity securities under the Amendment with respect to any fiscal quarter in 2004, we must use 100% of the net proceeds to reduce our term borrowings. The issuance of the remaining $15 million of equity securities is voluntary on our part, and neither J.P. Morgan Partners nor any other person is required to purchase such equity securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLIANT CORPORATION

By:	/s/ BRIAN E. JOHNSON
Brian E. Johnson Executive Vice President and Chief Financial Officer

Date: March 25, 2003